Exhibit 99.1

FOR IMMEDIATE RELEASE

May 20, 2021

Morgan Stanley Announces Key Leadership Changes

NEW YORK – Morgan Stanley (NYSE: MS) today announced that Ted Pick and Andy Saperstein have been named Co-Presidents of Morgan Stanley. Both executives are long-serving employees in key management positions, and both head world-class businesses with market leadership positions. Mr. Pick leads Morgan Stanley’s Institutional Securities business and will now also be responsible for Morgan Stanley’s international operations and become the Co-Head of Firm Strategy and Execution. Mr. Saperstein leads Morgan Stanley’s Wealth Management business and will now be responsible for all Wealth Management channels, including Financial Advisors, E*TRADE, and Morgan Stanley at Work. He will also assume responsibility for Firmwide Marketing globally. Dan Simkowitz, the Head of Investment Management, will in addition be Co-Head of Firm Strategy and Execution with Mr. Pick and will continue to report to James Gorman, Morgan Stanley’s Chairman and Chief Executive Officer.

Jonathan Pruzan, currently Morgan Stanley’s Chief Financial Officer, will become Chief Operating Officer, with responsibility for Technology, Operations and Firm Resilience; Morgan Stanley’s U.S. Banks, and Corporate Services. Sharon Yeshaya, currently the Head of Investor Relations, will replace Mr. Pruzan as Chief Financial Officer, reporting to both Mr. Pruzan and Mr. Gorman.

Shelley O’Connor, an experienced Morgan Stanley executive who currently leads Morgan Stanley’s U.S. Banks, will become a Vice Chairman of Morgan Stanley and Head of External Affairs. In this new role, she will be responsible for Community Affairs, Corporate Affairs, Global Sustainable Finance and the Multi-Cultural Client Strategy Group. Mike Pizzi, who joined Morgan Stanley with the acquisition of E*TRADE and has worked to integrate that business into our broader Wealth Management franchise, will become Head of our U.S. Banks and will report to Mr. Pruzan.

All of these appointments become effective on June 1, 2021.

Sharon Yeshaya as CFO will join Morgan Stanley’s Operating Committee, as will Jed Finn, the COO of Wealth Management and the Head of Corporate and Institutional Solutions in Morgan Stanley’s Wealth Management business.

Chairman and CEO James Gorman said: “The management appointments announced today reflect the next generation of leadership at Morgan Stanley. Ted Pick and Andy Saperstein lead our two largest businesses and have both played critical roles in our success; they are proven leaders and managers. Dan Simkowitz has led the growth of our investment management business into an asset manager of scale through the recent acquisition of Eaton Vance as well as strong organic growth built on excellent investment performance. Jonathan Pruzan has played a central role in the rebuilding of Morgan Stanley’s balance sheet and liquidity over the past six years as CFO, and is well positioned to assume additional responsibility. Sharon Yeshaya has been critical in shaping and telling our story with investors. Shelley O’Connor has spent her entire career with Morgan Stanley and ‒ perhaps more than any other employee ‒ embodies the core values that are so important to our culture. I look forward to continuing to work with each of these leaders and the rest of our Operating Committee and Management Committee in the coming years as we continue to build on our strong momentum.”

Morgan Stanley is a leading global financial services firm providing investment banking, securities, wealth management and investment management services. With offices in more than 41 countries, the Firm's employees serve clients worldwide including corporations, governments, institutions and individuals. For more information about Morgan Stanley, please visit www.morganstanley.com.

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Contacts:

Media Relations: Wesley McDade, 212.761.2430

Investor Relations: Sharon Yeshaya, 212.761.1632